Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Patrick Spratt KVH Industries 401-847-3327	Eric Boyriven Financial Dynamics 212-850-5600

KVH Reports Results for Fourth Quarter and Fiscal Year 2006

•	Quarterly Revenue of $17.4 Million, Net Earnings of $0.1 Million or $0.01 per Diluted Share

•	Annual Revenue of $79 Million, Net Earnings of $3.7 Million or $0.25 per Diluted Share

MIDDLETOWN, RI – February 14, 2007 – KVH Industries, Inc., (Nasdaq: KVHI) today reported its results for the fourth quarter and year ended December 31, 2006. Revenue for the fourth quarter 2006 was $17.4 million, down 2% from $17.8 million for the fourth quarter ended December 31, 2005. Net income for the quarter was $0.1 million, or $0.01 per share. Net income for the quarter included a stock-based compensation charge of approximately $0.3 million, or $0.02 per diluted share, related to SFAS No. 123(R), “Share Based Payment,” which requires the expensing of stock options and other equity compensation. During the same period last year the company reported net income of $1.0 million, or $0.07 per share.

For the year ended December 31, 2006, revenue increased 11% to $79.0 million as compared to $71.3 million for the year ended December 31, 2005. The company reported net income of $3.7 million, or $0.25 per share, for the year ended December 31, 2006, compared to net income of $2.9 million, or $0.20 per share, in the prior year. Net income for 2006 included stock-based compensation charges under SFAS No. 123(R) of approximately $1.1 million, or $0.07 per diluted share.

In the fourth quarter of 2006, mobile communication revenue was $12.1 million, up 19% on a year-over-year basis. Defense-related sales, including those for KVH’s TACNAV® military navigation systems and fiber optic gyro (FOG) solutions, were approximately $5.3 million, down 30% on a year-over-year basis. For the full year, mobile communication and defense-related navigation and guidance revenues were up 15% and 3%, respectively, over the prior year.

“Overall, I am pleased with our 2006 results as we met our financial goals to grow revenue at least 10% and increase our earnings per share. We also achieved several important operational goals, including updating our entire RV product line, introducing new products for the marine and automotive markets, and expanding our military product line,” said Martin Kits van Heyningen, KVH’s president and chief executive officer. “The fourth quarter was tempered by schedule changes for a few confirmed military orders and an unexpected softness in the marine market. However, marine sales in the fourth quarter were still up 11% compared to last year, and we believe that we are continuing to gain market share with our new products. We also saw our third consecutive quarter of year-over-year growth in sales to the RV market, spurred on by our product line refresh in the first quarter of 2006.

“Similarly, sales of our fiber optic gyro products remained strong though overall, our defense-related sales were lower than expected due in part to scheduling delays of several orders. However, the orders that were rescheduled during the fourth quarter are on track for 2007. In the last two weeks, we also announced several additional contracts and orders. One is a sole source contract from the U.S. Army for our TACNAV products, and the other a $2.6 million follow-on order for our TG-6000 inertial measurement unit. We are aggressively pursuing new opportunities with our existing products as well as with new fiber optic products now in development and our convoy communications system, which completed several positive operational tests with the U.S. military during the fourth quarter.”

Commenting on the company’s financial results and expectations for 2007, Pat Spratt, KVH’s chief financial officer, remarked, “While fourth quarter revenue was lower than expected, we do not foresee any fundamental changes to our business and financial model. The fourth quarter showed the positive result of our expense controls that helped mitigate the overall impact of lower revenues on our bottom line. Also contributing was our materials sourcing strategy, which has led to very good results across all product lines and should continue to offer additional benefits throughout this current year. In addition, our balance sheet remains strong with $54.7 million in cash and marketable securities, driven in part by year-over-year improvements in collections of accounts receivable.

“Looking ahead to 2007, we anticipate that full year revenue will grow in the range of 10% to 17% over the 2006 revenue level. In addition, we expect that earnings will be between $0.40 and $0.48 per diluted share for the year, depending on the level of revenue. It is important to understand that the first quarter will be one of transition, as we are being cautious about the expectations in the marine market and we will be rebuilding our military navigation backlog. As a result, the first quarter revenue will be roughly equal to the first quarter of last year and the bottom line will likely be in the range of $0.01-$0.03 per share. After this modest start to the year, we expect to gain momentum over the succeeding quarters.”

Recent Operational Highlights:

•

February 12, 2007 – KVH received a follow-on order for more than $2.6 million of KVH’s fiber optic gyro-based TG-6000 inertial measurement units for use in the U.S. Navy’s MK54 torpedoes. This is the first of three options associated with a contract originally signed in September 2005 and that has a potential value of more than $15.8 million.

•

February 2, 2007 – KVH received a sole-source contract from the U.S. Army Tank and Automotive Command (TACOM) for the purchase of KVH’s TACNAV vehicle navigation systems for use on U.S. Army combat vehicles. The contract is potentially worth $11.5 million over five years.

•

January 30, 2007 – Gulf Stream, the largest privately held full-line recreational vehicle manufacturer in the United States, chose KVH’s TracVision® R4 satellite TV system as standard equipment on its new Friendship line of vehicles.

•	January 5, 2007 – KVH announced the availability of a TracVision M3 marine satellite TV system for the European market.

•

November 14, 2006 – The TracVision M3 was named the winner of the Marine Electronics Category in the 2006 DAME Prize competition, Europe’s leading evaluation of marine design, technology, and accessories.

•	November 13, 2006 – The Consumer Electronics Association named the TracVision A7 automotive satellite TV system an International Innovations Design and Engineering Awards Honoree.

•

October 26, 2006 – The National Marine Electronics Association (NMEA) named KVH’s TracVision M3 the winner of the NMEA Industry Award in the Marine Entertainment category. This was the ninth consecutive year that a TracVision system received this honor.

KVH is webcasting its fourth quarter/year-end conference call live at 10:30 a.m. Eastern time today through the company’s website. The conference call can be accessed via the company’s website at http://investors.kvh.com. The audio archive and an MP3 podcast will also be available on the company website within three hours of the completion of the call.

About KVH Industries, Inc.

KVH Industries, Inc., is a leading manufacturer of systems to provide mobile access to satellite TV, communication, and high-speed Internet, as well as navigation, pointing, and guidance solutions for defense, and commercial applications. The company’s products are based on its proprietary mobile satellite antenna and fiber optic technologies. An ISO 9001-certified company, KVH is based in Middletown, Rhode Island. For more information, visit http://www.kvh.com.

This press release contains forward-looking statements that involve risks and uncertainties. For example, forward-looking statements include statements regarding our financial goals for 2007, anticipated revenue growth, anticipated profitability, anticipated orders for our mobile communication and military products, and anticipated improvements in our competitive position. The actual results we achieve could differ materially from the statements made in this press release. Factors that might cause these differences include, but are not limited to: seasonal declines in demand for our mobile communication and television products; the unpredictability of the emerging market, as well as consumer and automotive manufacturer demand, for mobile communication products in automobiles; the emergence of alternative technology that may compete with or displace wireless mobile Internet services with regard to range and cost; changes in customer response to new product introductions; the unpredictability of purchasing schedules and priorities of the relatively small number of customers for our defense products; the risk of order cancellations or unexercised options, particularly for longer-term defense orders; potential reductions in our overall gross margins in the event of a general shift in product mix toward our mobile communication products; the impact of increases in fuel prices on the sale and use of motor vehicles and marine vessels; our dependence on third-party satellite networks for programming and satellite services; poor or delayed research and development results; currency fluctuations, export restrictions, delays in procuring export licenses, and other international risks; potential product liability claims; the difficulty in protecting our proprietary technology; potential claims of intellectual property infringement; expenses associated with corporate governance requirements; and changes in our equity compensation practices, including the impact of fluctuations in our stock price. These and other factors are discussed in more detail in our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 9, 2006. Copies are available through our Investor Relations department and website, http://investors.kvh.com. We do not assume any obligation to update our forward-looking statements to reflect new information and developments.

KVH, TracVision, and TACNAV are registered trademarks of KVH Industries, Inc. All other trademarks are the property of their respective companies.

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KVH INDUSTRIES, INC. AND SUBSIDIARY

SELECTED FINANCIAL INFORMATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts, unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2006	2005	2006	2005
Net sales	$17,426	$17,816	$78,973	$71,258
Cost of goods sold	10,610	10,133	47,168	41,587

Gross Profit	6,816	7,683	31,805	29,671

Operating expenses:
Research and development	1,950	2,033	7,720	7,692
Sales and marketing	3,674	3,498	14,387	13,845
General and administrative	1,710	1,523	7,841	5,845

(Loss) Income from operations	(518)	629	1,857	2,289
Other income, net	626	418	2,168	931
Income tax expense	—	(43)	(350)	(289)

Net income	$108	$1,004	$3,675	$2,931

Net income per common share
Basic and Diluted	$0.01	$0.07	$0.25	$0.20

Weighted average common shares outstanding
Basic	14,860	14,619	14,787	14,571

Diluted	14,979	14,711	14,915	14,685

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KVH INDUSTRIES, INC. AND SUBSIDIARY

SELECTED FINANCIAL INFORMATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, unaudited)

	December 31, 2006	December 31, 2005
ASSETS

Cash, cash equivalents and marketable securities	$54,739	$50,090
Accounts receivable, net	10,556	12,283
Inventories	9,043	6,564
Other assets	1,028	1,233

Total current assets	75,366	70,170

Property and equipment, net	9,569	8,663
Deferred income taxes	3,334	3,334
Other non-current assets	155	163

Total assets	$88,424	$82,330

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued expenses	$8,121	$8,442
Current portion of long-term debt	123	115

Total current liabilities	8,244	8,557

Deferred revenue	227	128
Long-term debt, excluding current portion	2,158	2,282
Stockholders’ equity	77,795	71,363

Total liabilities and stockholders’ equity	$88,424	$82,330

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